EXHIBIT 10.4

                              AGREEMENT REGARDING
                           TERMINATION OF EMPLOYMENT
                             AND SEVERANCE BENEFITS

     WHEREAS, H. Steven Walton ("Walton") and Apple Orthodontix, Inc.
("Apple") have heretofore entered into an agreement dated March 1, 1997 pursuant to which Apple employed Walton and thereafter amended such employment agreement in certain respects (the amended employment agreement being hereafter referred to as the "Employment Agreement"); and

     WHEREAS, Apple has terminated Walton's employment effective as of May 4, 1998; and

     WHEREAS, Walton and Apple have agreed to certain commitments and understandings regarding the severance benefits which he is owed as a result of Apple's termination of his employment and desire to evidence such understandings pursuant to this agreement.

     NOW, THEREFORE, Walton and Apple agree as follows:

     1. Apple agrees that Walton's termination of employment by Apple is without Cause (as such term is defined in the Employment Agreement) for all purposes of the Employment Agreement.

     2. In lieu of the benefits which otherwise would be payable by Apple to Walton pursuant to Section 5(E)(i) of the Employment Agreement, Walton agrees to accept and Apple agrees to pay to Walton a total cash severance benefit payment in the amount of $1,600,000.00 payable in twelve installments with the first such installment being paid to Mr. Walton upon execution of this agreement and the remaining eleven installments being paid on the first day of each calendar month during the period of June 1, 1998 through April 30, 1999. In addition and if there occurs at any time prior to May 1, 2000 a "Change of Control" of Apple within the meaning of paragraph 6 of this agreement, Apple will pay to Walton in a single cash payment the sum of $300,000.00 within 30 days of such Change of Control.

     3. In full and complete satisfaction of its obligations in connection with the stock options described in Section 4.C.(iv)(b) of the Employment Agreement, Apple agrees to transfer to Walton, as against Apple's obligation to honor the exercise of such options, (i) 76,850 shares of its common stock, of which 38,425 shares shall be issued immediately upon execution of this agreement and 38,425 shares shall be issued upon May 22, 1998 and (ii) a cash payment of $250,000 on the date of execution hereof.

     4. Apple agrees not to make incorrect, disparaging or negative comments concerning Walton. Apple agrees that any violation of the covenant described in this paragraph 4 shall (i) cause all cash amounts described in paragraph 2 above of this agreement to become immediately due and payable to Walton in full and (ii) obligate Apple to pay Walton liquidated damages in the amount of $600,000 unless (i) Apple, promptly after written notice is received from Walton that Walton believes a violation of this paragraph 4 has occurred, retracts such comment or otherwise takes steps to correct such violation and (ii) Walton determines in his reasonable discretion which determination shall not be unreasonably withheld and confirms such determination in writing that the corrective action taken by Apple has adequately eliminated the injury or harm caused Walton by such violation.

     5. Walton agrees not to make incorrect, disparaging or negative comments concerning Apple or its officers and further agrees that, promptly after written notice is received from Apple that a violation of this paragraph 5 has occurred, to retract such comment or otherwise take steps to correct such violation. Nothing in this paragraph 5 shall be construed or interpreted to obligate Walton to refuse or to fail to answer fully and truthfully questions in any legal proceedings involving Apple, or its officers or its directors.

     6. Upon the occurrence of a "Change of Control" of Apple, all payments then remaining payable pursuant to paragraph 2 above of this agreement shall become immediately due and payable. For purposes of this paragraph 6, "Change of Control" means the occurrence of any of the following

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        events: (a) any Person become an Acquiring Person; (b) at any time the then Continuing Directors cease to constitute a majority of the members of the Board; (c) a merger of Apple with or into, or a sale by Apple of its properties and assets substantially as an entirety to, another Person occurs and, immediately after that occurrence, any Person, other than an Exempt Person, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of twenty-five percent (25%) or more of the total voting power of the then outstanding Voting Shares of the Person surviving that transaction (in the case or a merger or consolidation) or the Person acquiring those properties and assets substantially as an entirety. For purposes of the preceding definition of "Change of Control", the following terms shall have the following meanings:

     (i) "Acquiring Person" means any Person who or which, together with all Affiliates and Associates of such Person, is or are the Beneficial Owner of twenty-five percent (25%) or more of the shares of Common Stock then outstanding, but does not include any Exempt Person; provided, however, that a Person shall not be or become an Acquiring Person if such Person, together with its Affiliates and Associates, shall become the Beneficial Owner of twenty-five percent (25%) or more of the shares of Common Stock then outstanding solely as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of Common Stock by Apple, unless and until such time as such Person or any Affiliate or Associate of such Person shall purchase or otherwise become the Beneficial Owner of additional shares of Common Stock constituting one percent (1%) or more of the then outstanding shares of Common Stock or any other Person (or Persons) who is (or collectively are) the Beneficial Owner of shares of Common Stock constituting one percent (1%) or more of the then outstanding shares of Common Stock shall become an Affiliates or Associate of such Person, unless, in either such case, such Person, together with all Affiliates and Associates of such Person, is not then the Beneficial Owner of twenty-five percent (25%) or more of the shares of Common Stock then outstanding.

     (ii) "Affiliate" has the meaning ascribed to that term in the Securities Exchange Act of 1934 Rule 12b-2.

     (iii) "Associate" means, with reference to any Person, (a) any corporation, firm, partnership, association, unincorporated organization or other entity (other than Apple or a subsidiary of Apple) of which that Person is an officer or general partner (or officer or general partner of a general partner) or is, directly or indirectly, the Beneficial Owner of 10% or more of any class of its equity securities, (b) any trust or other estate in which that Person has a substantial beneficial interest or for or of which that Person serves as trustee or in a similar fiduciary capacity, (c) any relative or spouse of that Person, or any relative of that spouse, who has the same home as that Person and (d) any stockholder, partner or owner of any equity in such Person.

     (iv) "Board" means the board of directors of Apple.

     (v) "Common Stock" means the common stock of Apple.

     (vi) "Continuing Director" means at any time any individual who then (a) is a member of the Board and was a member of the Board as of May 4, 1998 or whose nomination for his first election, or that first election, to the Board following that date was recommended or approved by a majority of the then Continuing Directors (acting separately or as a part of any action taken by the Board or any committee thereof) and (b) is not an Acquiring Person, an Affiliate or Associate of an Acquiring Person or a nominee or representative of an Acquiring Person or of any such Affiliate or Associate.

     (vii) "Exempt Person" means (a) (1) Apple, any subsidiary of Apple, any employee benefit plan of Apple or of any subsidiary of Apple and (2) any Person organized, appointed or established by Apple for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of Apple or any subsidiary of Apple and (b) Walton, any Affiliate or Associate of Walton or any group (as that term is used in the Securities

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           Exchange Act of 1934 Rule 13d-5(b) of which Walton or any Affiliate or Associate of Walton is a member.

     (viii) "Person" means any natural person, sole proprietorship, corporation, partnership of any kind having a separate legal status, limited liability company, business trust, unincorporated organization or association, mutual company, joint stock company, joint venture, estate, trust, union or employee organization or governmental authority.

     (ix) "Voting Shares" means: (a) in the case of any corporation, stock of that corporation of the class or classes having general voting power under ordinary circumstances to elect a majority of that corporation's board of directors; and (b) in the case of any other entity, equity interests of the class or classes having general voting power under ordinary circumstances equivalent to the Voting Shares of a corporation.

     7. Should any payments made by Apple to Walton pursuant to this agreement or resulting from or in connection with his prior employment with Apple, singly, in any combination or in the aggregate, to or for the benefit of Walton be determined or alleged to be subject to an excise or similar purpose tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor or other comparable federal, state or local tax law by reason of being a "parachute payment" (within the meaning of Section 280G of the Code), Apple shall pay to Walton such additional compensation as is necessary (after taking into account all federal, state and local taxes payable by Walton as a result of the receipt of such additional compensation) to place Walton in the same after-tax position (including federal, state and local taxes) he would have been in had no such excise or similar purpose tax (or interest or penalties thereon) been paid or incurred. Apple hereby agrees to pay such additional compensation within the earlier to occur of (i) five (5) business days after Walton notifies Apple that Walton intends to file a tax return taking the position that such excise or similar purpose tax is due and payable in reliance on a written opinion of Walton's tax counsel (such tax counsel to be chosen solely by Walton) that it is more likely than not that such excise tax is due and payable or (ii) twenty-four (24) hours of any notice of or action by Apple that it intends to take the position that such excise tax is due and payable. The costs of obtaining the tax counsel opinion referred to in clause (i) of the preceding sentence shall be borne by Apple, and as long as such tax counsel was chosen by Walton in good faith, the conclusions reached in such opinion shall not be challenged or disputed by Apple. If Walton intends to make any payment with respect to any such excise or similar purpose tax as a result of an adjustment to Walton's tax liability by any federal, state or local tax authority, Apple will pay such additional compensation by delivering its cashier's check payable in such amount to Walton within five (5) business days after Walton notifies Apple of his intention to make such payment. Without limiting the obligation of Apple hereunder, Walton agrees, in the event Walton makes any payment pursuant to the preceding sentence, to negotiate with Apple in good faith with respect to procedures reasonably requested by Apple which would afford Apple the ability to contest the imposition of such excise or similar purpose tax; provided, however, that Walton will not be required to afford Apple any right to contest the applicability of any such excise or similar purpose tax to the extent that Walton reasonably determines (based upon the opinion of his tax counsel) that such contest is inconsistent with the overall tax interests of Walton.

     8. In entering this agreement Apple intends that Walton receive without reduction or delay all the intended benefits of this agreement and that those benefits, and the terms and conditions hereof, be construed in a manner most favorable to Walton; Apple, therefore, agrees that it will strive expeditiously and in good faith to construe and resolve in Walton's favor and to his benefit any ambiguities or uncertainties that may be created by the express language hereof. If, however, at any time during the term hereof or afterwards: (i) there should exist a dispute or conflict between Walton and Apple or another person or entity as to the validity, interpretation or application of any term or condition hereof, or as to Walton's entitlement to any benefit intended to be bestowed hereby, which is not resolved to the reasonable satisfaction of Walton,
(ii) Walton must (a) defend the validity of this agreement, (b) contest any determination by Apple concerning the amounts payable (or reimbursable) by Apple to Walton, or (c) determine in any tax year of Walton the tax consequences to Walton of any amounts payable (or

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reimbursable) under paragraph 7, or (iii) Walton must prepare responses to an
Internal Revenue Service ("IRS") audit of, or otherwise defend, his personal income tax return for any year the subject of any such audit, or an adverse determination, administrative proceedings or civil litigation arising therefrom that is occasioned by or related to an audit by the IRS of Apple's income tax returns, then Apple hereby unconditionally agrees:

     (a) On written demand of Apple by Walton, to provide sums sufficient to advance and pay on a current basis (either by paying directly or by reimbursing Walton) not less than thirty (30) days after a written request therefor is submitted by Walton, Walton's out of pocket costs and expenses (including attorney's fees, expenses of investigation, travel, lodging, copying, delivery services and disbursements for the fees and expenses of experts, etc.) incurred by Walton in connection with any such matter.

     (b) Walton shall be entitled, upon application to any court of competent jurisdiction, to the entry of a mandatory injunction without the necessity of posting any bond with respect thereto which compels Apple to pay or advance such costs and expenses on a current basis; and

     (c) Apple's obligations under this paragraph 8 will not be affected if Walton is not the prevailing party in the final resolution of any such matter.

     9. Apple agrees to pay all legal and other fees, costs and expenses incurred by Walton in connection with the termination of his employment with Apple including fees, costs and expenses incurred by Walton in connection with and the negotiation and implementation of this agreement and certain other proposed but ultimately not consummated agreements.

     10. Time is of the essence of this agreement. Overdue payments (whether in cash or in kind) under this agreement shall accrue interest at a rate of 18% per annum through the date of full and complete payment. Any failure by Apple to pay any amounts due under this agreement that continues for more than 10 business days shall constitute a material breach by Apple of this agreement and all then remaining payable pursuant to paragraph 2 of this agreement shall thereupon be accelerated and shall be immediately due and payable.

     11. Walton shall be indemnified by Apple with respect to his prior employment with Apple to the maximum extent permitted by the laws of Delaware, the state of Apple's incorporation, and the laws of the state of incorporation of any subsidiary of Apple of which Walton is or at any time was a director, officer, employee or consultant as same may be in effect from time to time.

     12. Walton waives and releases all rights, claims, charges, demands and causes of action against Apple, its predecessors, successors, parent companies, subsidiaries and affiliates, and its officers, directors, employees, owners, shareholders and agents, of any kind or character, both past and present, known or unknown, including but not limited to those arising under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, and the Employee Retirement Income Security Act of 1974, all as amended, and any other state or federal statute, regulation or the common law (contract, tort or other), which relate to Walton's employment with Apple prior to May 4, 1998 or termination of such employment, including both not limited to any alleged discriminatory or retaliatory employment practices, any matter relating to or arising under the Employment Agreement or any other matter. Apple understands and agrees that the foregoing waiver and release shall not serve to waive or release any rights or claims that may arise after the date this agreement is executed whether relating to this agreement or otherwise. Apple waives and releases all rights, claims, charges, demands and causes of action against Walton of any kind or character, both past and present, known or unknown, arising under any state or federal statute, regulation or the common law (contract, tort or other), which relate to Walton's employment Agreement or any other matter. Walton understands that the foregoing waiver and release shall not serve to waive or release any rights or claims that may arise after the date this agreement is executed whether relating to this agreement or otherwise.

     13. This agreement is entered into under and shall be governed for all purposes by the laws of the State of Texas.

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     14. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

     15. If a court of competent jurisdiction determines that any provision of this agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity; or enforceability of any other provision of this agreement, and all other provisions shall remain in full force and effect.

     16. This agreement and the rights and obligations of the parties hereunder are personal, and neither this agreement nor any right, benefit, or obligation of either party hereto shall be subject to voluntary or involuntary assignment, alienation, or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

     17. This agreement represents the entire agreement between the parties hereto with respect to the matters covered herein and may not be changed, altered, or modified in any respect except by an instrument in writing signed by both the parties hereto.

     18. Except as specifically set forth in this agreement, Apple agrees that any and all rights and benefits otherwise accruing to or benefitting Walton under the terms of the Employment Agreement continue to be in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed this 6th day of May, 1998.

                                          APPLE ORTHODONTIX, INC.

                                          By: JOHN G. VONDRAK, CEO
                                             JOHN G. VONDRAK, CEO

                                             H. STEVE WALTON
                                             H. STEVE WALTON
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